UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to Section 240.14a-12

META Group, Inc.

(Name of Registrant as Specified In Its Charter)

Gartner, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

Filed by Gartner, Inc. Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: META Group, Inc.. Commission File No.: 0-27280

On February 7, 2005, Gartner, Inc. posted the following letter to clients on its website.

Update on Acquisition of Meta Group

Gene Hall, Chief Executive Officer, Gartner

On December 27th 2004, we announced that we had reached an agreement to acquire Meta Group. We strongly believe that the combined company’s professional staff will be able to provide an even greater scope of independent, objective insight and counsel to help senior executives leverage information technology to meet their strategic objectives.

We expect the transaction to be completed early in the second quarter of 2005. Until the transaction is completed, standard regulatory and legal guidelines require Gartner and Meta Group to continue operating as two separate companies. However, those same guidelines allow senior executives from both companies to plan for a seamless integration once the transaction has been completed.

For that purpose, an integration team has been formed that contains senior Gartner and Meta Group executives. This team is developing a comprehensive plan to ensure that the integration of Meta Group is conducted in a timely manner.

Even though we are currently operating in ‘business as usual’ mode, I appreciate that our clients may have questions and require clarity on some aspects of this acquisition. Please share your questions with your Gartner account executive or alternatively e-mail us at inquiry@gartner or call +1 203 316 1200. The work of our integration team began only a short period ago, so we may not have all answers to your questions, but we always appreciate your insights and feedback.

We look forward to providing greater value in the coming months as we build a stronger company dedicated to meeting your needs.

Sincerely,

Gene Hall
Chief Executive Officer
Gartner